Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Current Report on Form 8-K/A of our report dated May 16, 2016, with respect to the audited consolidated financial statements of Gastroenterology Center of the Mid-South, P.C. and Subsidiary, d/b/a Gastro One, for the years ended December 31, 2015 and December 31, 2014.

/s/ Watkins Uiberall, PLLC

www.wucpas.com

Memphis, Tennessee

July 19, 2016